FIFTH AMENDMENT TO LOAN AGREEMENT

            This Fifth Amendment to Loan Agreement (this "Amendment") is entered into as of December 4, 2006, between IEC ELECTRONICS CORP., a corporation organized and existing pursuant to the laws of the State of Delaware, with its principal executive office and place of business at 105 Norton Street, Newark, New York 14513 (the "Borrower") and KELTIC FINANCIAL PARTNERS, LP, a Delaware limited partnership, with a place of business at 555 Theodore Fremd Avenue, Suite C-207, Rye, New York 10580 (the "Lender") to amend a Loan Agreement, dated January 14, 2003, between the Borrower and the Lender, as amended by First Amendment to Loan Agreement, dated March 23, 2004, a Second Amendment to Loan Agreement, dated as of January 7, 2005, and a Third Amendment to Loan Agreement, dated September 30, 2005, and a Fourth Amendment to Loan Agreement, dated as of September 12, 2006, each between the Borrower and the Lender (collectively, the "Loan Agreement").

                                   BACKGROUND

            The Borrower has requested that the Lender temporarily increase the maximum amount available under the Loan Agreement to $6,000,000 and enter into a $450,000 term loan for the purchase of certain equipment, and the Lender is willing to do so, subject to the terms hereafter set forth.

            Now, therefore, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree as follows:

            1. Recitals. The above recitals are true and correct in all respects and form an integral part of this Amendment.

            2. Definitions. Unless otherwise defined in this Amendment, all capitalized terms will have the meanings given them in the Loan Agreement.

            3. Amendments. The Borrower and the Lender agree to amend the Loan Agreement as follows:

      t 18 0 (a) The following definition shall be inserted in its proper alphabetical order:

            "Advance Date" shall mean the date of disbursement of the proceeds of the Equipment Loan under Section 2.2 of this Agreement.

                  (b) The current definition of "Maximum Facility" in the Loan Agreement is deleted and replaced with the following:

            "Maximum Facility" shall mean (i) $5,535,000 and (ii) from and after the Advance Date, $5,985,000.00.

                  (c) The current definition of "Total Facility" shall be deleted in its entirety.

                  (d) Advances of the Revolving Loan. Section 2.1 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

            "Subject to the terms and conditions of this Agreement and relying upon the representations and warranties set forth in this Agreement, for so long as no Default or Event of Default exists, Lender shall lend to Borrower on its request, a sum ("Borrowing Capacity") equal to the lesser of:

                  (a) (i) for the period of time beginning on December 4, 2006 through and including April 30, 2007, $6,000,000 and (ii) thereafter, the Maximum Facility reduced by the then outstanding principal balance of the Term Loans; or

                  (b) the sum of (i) up 85% of the net face amount of Borrower's Eligible Receivables; (ii) the lesser of $1,500,000 or 35% of the Value of Borrower's Eligible Inventory, but the amount computed under this clause (ii) shall in no event exceed 40% of the sum of the amounts computed pursuant to clauses (i) and (ii) of this Section 2.1(b); and (iii) the amount of any permitted Overadvances as described in the next paragraph. Value shall mean the lesser of cost or the fair market value of such Inventory.

            For the purposes of clause (iii) of this Section 2.1(b), Lender will permit Borrower to receive additional Advances in an aggregate principal amount outstanding at any one time not to exceed the lesser of (A) $1,000,000 or (B) an amount that would not cause the outstanding principal of Advances to exceed the Maximum Facility reduced by the then outstanding principal balance of the Term Loans (each, an "Overadvance" and collectively "Overadvances") provided that (i) all outstanding Overadvances shall be repaid within 60 days of the making of the initial Overadvance occurring during any Overadvance Period, (ii) no Overadvances shall be outstanding for a period of at least 30 days between each Overadvance Period and (iii) no Default or Event of Default shall have occurred and be continuing. "Overadvance Period" means each period of no more than 60 days during which Overadvances are outstanding.

            Within the limits of the Borrowing Capacity, and subject to the limitations set forth in this Agreement, Borrower may borrow, repay and reborrow Advances."

                  (e) Term Loan. Section 2.2 of the Loan Agreement is amended by adding the following sentence at the end thereof:

            "The Lender shall also make a loan in the amount of $450,000 to the Borrower (the "Equipment Loan"), upon the receipt by the Lender of such documentation as the Lender may reasonably request relating to the equipment being purchased with the proceeds of the Equipment Loan, including without limitation, the related equipment invoice. The Equipment Loan shall be payable by Borrower in accordance with the terms of a term note attached hereto as Exhibit B-3."

                  (f) Interest on Loans. Section 3.1 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

            "Borrower shall pay interest monthly, in arrears, on the first day of each month, on the unpaid principal amount of the Revolving Loan, and on the principal balance of the Term Loans, at a fluctuating rate which is equal to the Loan Interest Rate, except all Overadvances shall accrue interest at a rate per annum equal to the Loan Interest Rate, plus 100 basis points (the "Overadvance Loan Interest Rate"). Notwithstanding the foregoing, on and after the occurrence of a Default or Event of Default, Borrower shall pay interest on the Loans at a rate which is 3.5% per annum above the Loan Interest Rate or the Overadvance Loan Interest Rate (as the case may be); provided, however, in no event shall any interest to be paid under this Agreement or under any Loan Document exceed the maximum rate permitted by law.

            (g) Liquidated Damages. Section 3.6 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

            "If Borrower prepays the principal of the Revolving Loan to Lender (other than from time to time from working capital) or if the outstanding Obligations become due prior September 12, 2009 because of a payment default or other material default of Borrower, Borrower shall pay to Lender at the time of such prepayment, liquidated damages in an amount equal to: (a) two percent (2%) of the Maximum Facility if the prepayment is made prior to September 12, 2007 or
(b) one percent (1%) of the Maximum Facility if the prepayment is made on or after September 12, 2007 but before September 12, 2008 and (c) one half of one percent (1/2%) of the Maximum Facility if the repayment occurs on or after September 12, 2008. Borrower shall give Lender at least ninety (90) days' advance written notice ("Termination Notice") of Borrower's election to terminate the availability of the Revolving Loans under this Agreement prior to September 12, 2009. The Termination Notice shall be irrevocable and shall specify the effective date of such termination, which effective date shall not be less than ninety (90) days after the giving of the Termination Notice and shall be in no event later than September 12, 2009. All the Obligations shall become due and payable on such effective date specified in the Termination Notice, and after such effective date, Lender shall have no obligation to make any Advance(s) to Borrower. No liquidated damages will be payable if (x) Borrower establishes to the reasonable satisfaction of Lender that Borrower requires an increase to the Maximum Facility to support internal growth or acquisitions, (y) Lender does not agree to provide the required increase in the Maximum Facility (whether or not to provide such increase being in the sole and absolute discretion of Lender), and (z) Borrower finds another lender to provide such increased facility and prepays the Revolving Loan and the Term Loans from the proceeds of such increased facility."

            (h) Facility Fee. Section 3.3 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

            "Borrower shall pay to Lender monthly, in arrears, on the first day of each month a facility fee in an amount equal to $20,000 per annum or $1,666.67 per month. The facility fee is deemed earned in full for each year on each anniversary hereof."

                  (i) Exhibits. Exhibit A of the Loan Agreement is replaced by the Replacement Revolving Note in the form of Exhibit A attached to this Amendment. Exhibit B-3 of the Loan Agreement is added to the Loan Agreement in the form of Exhibit B-3 attached to this Amendment.

            4. No Claims. The Borrower acknowledges that it does not have any claim, counterclaim, cause of action, defense, recoupment or right of offset (each a "Claim" and collectively "Claims") relating in any way to (i) this Amendment, the Obligations or the Loan Documents , (ii) the enforceability of the Loan Documents, (iii) the validity or enforceability of any of the Loan Documents or (iv) any act, claim or statement of fact that would or might lessen, eliminate or modify any of the Lender's rights or remedies pursuant to any of the Loan Documents or in connection with any of the Collateral; provided, however, that if notwithstanding the foregoing, the Borrower shall purport to have any such Claim, the Borrower hereby irrevocably and forever waives such Claim.

            5. No Waivers. Nothing in this Amendment shall constitute a waiver by the Lender of any of default or event of default or any of the Lender's rights arising as a result of the such default or event of default or other rights or remedies arising pursuant to any of the Loan Documents or in connection with any of the Obligations or the Collateral and the rights and remedies of the Lender shall remain for all purposes in full force and effect. Except as expressly amended by this Amendment, the Loan Agreement and the other Loan Documents remain in full force and effect.

            6. Ratification. The Borrower ratifies and reaffirms the Loan Agreement, as amended hereby, and the other Loan Documents, and agrees that the Collateral secures the Obligations, including, without limitation, those arising under the Loan Agreement, as amended hereby.

            7. Miscellaneous. This Amendment is governed by and is to be construed in accordance with the internal laws of the State of New York.